Exhibit 99.1

FOR IMMEDIATE RELEASE

Alphatec Holdings Announces Fourth Quarter and Full Year 2013 Revenue and Financial Results

Company posts record sales and adjusted EBITDA for both fourth quarter and full year 2013

CARLSBAD, CA, March 17, 2014 – Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., a medical device company that provides physician-inspired solutions for patients with spinal disorders, announced today financial results for the fourth quarter and full year ended December 31, 2013.

•	Fourth quarter revenue of $53.1 million; approximately 1% growth over 2012. 3.4% growth on a constant currency basis.

•	Fourth quarter adjusted EBITDA of $7.5 million, 14.1% of revenue; 51% growth over 2012.

•	Annual total revenue of $204.7 million; 4.3% growth over 2012. 7.3% growth on a constant currency basis.

•	Full year adjusted EBITDA of $25.2 million, 12.3% of revenue; 26.5% growth over 2012.

Highlights of Alphatec’s Fourth Quarter and Fiscal Year 2013

•	Delivered significant revenue growth across key global markets

•	U.S. annual revenue of $135 million in 2013, which represented 3.4% growth over 2012; excluding the revenue contributions of PureGen realized in 2012, U.S. revenue was up over 8%.

•	Well-established international business accounted for 34% of full year revenue with growth of 15% over 2012, as adjusted for constant currency.

•	Japanese revenue of $28.4 million in 2013, which represented impressive 19.4% year-over-year growth on a constant currency basis.

•	Expanded global product portfolio with focus on minimally invasive and biologics products

•	Over 27% of 2013 global revenues were achieved through the targeted marketing and sales of innovative technologies.

•	Illico MIS global revenue increased over 19% from 2012 with surgeon adoption of Illico Multi-level, which was launched in early 2013.

•	Alphatec Solus ALIF launched in mid-2013 and is demonstrating strong uptake with surgeons who value the simplicity of the system and decreased operative time for their patients.

•	Zodiac Direct Vertebral Rotation (DVR) launched in early 2013 and supported strong double-digit growth in U.S. deformity unit volumes over 2012.

•	Approximately 30% of biologics revenue in 2013 came from newly launched innovative biologics products such as NEXoss and Profuse Bioscaffold Allograft strips and chips.

•	Strengthened foundation for future profitability

•	French government and Works Council approval of proposed Scient’x restructuring in France, which is anticipated to increase EBITDA by $6 to $7 million on an annualized basis in 2H2014. Transition well underway and is progressing towards full completion.

•	Realized significant reductions in global inventories, reduced back orders by over 90% and decreased overall lead-times by over 85% and work in process by over $1 million.

•	Adjusted EBITDA fourth quarter growth of 51% over the same period in 2012 and 11.5% sequential growth.

-more-

“2013 was a very successful, transformational year for Alphatec Spine, with record sales, solid, repeatable execution and strategic operational improvements. We generated global sales growth across our portfolio while continuing to focus on operational effectiveness that we believe will add to our strong foundation for future value creation,” said Les Cross, Chairman and CEO of Alphatec. “I am proud of the performance and strong results delivered by our employees and partners across the world in 2013. Our strong execution, along with resolution of the OrthoTec, LLC vs. Surgiview S.A.S. legal matter announced today, has removed an uncertainty in our business and positioned us to enter 2014 with an extraordinary opportunity to maximize long-term shareholder value,” added Mr. Cross.

Quarter Ended December 31, 2013

Consolidated net revenues for the fourth quarter of 2013 were $53.1 million, representing growth of approximately 1% compared to $52.7 million reported for the fourth quarter of 2012, or 3.4% on a constant currency basis.

U.S. net revenues for the fourth quarter of 2013 were $35.7 million, representing growth of approximately 5%, compared to $34.0 million reported for the fourth quarter of 2012. Excluding revenue contributions from PureGen in 2012, U.S. net revenues grew 10.5% over the same period in 2012.

International net revenues for the fourth quarter of 2013 were $17.4 million, down 7% compared to $18.7 million for the fourth quarter of 2012, or up approximately 1% on a constant currency basis. International sales were impacted by an anticipated decline in French revenue after our decision to discontinue commercial operations in France was announced in the third quarter. Excluding revenues from the end of commercial operations in France, international revenues grew over 4% over the same period in 2012 on a constant currency basis.

Gross profit and gross margin for the fourth quarter of 2013 were $35.3 million and 66.4%, respectively, compared to $32.1 million and 60.9%, respectively, for the fourth quarter of 2012. When gross profit and gross margin in the fourth quarter of 2013 are adjusted for COGS-related expenses incurred as a result of the restructuring of the Company’s French operations, gross profit and gross margin would be $36.4 million and 68.6%, respectively, reflecting continued performance at managing costs and streamlining operations.

Total operating expenses for the fourth quarter of 2013 were $91.3 million, reflecting an increase of approximately $55.1 million compared to the fourth quarter of 2012. This variance is driven primarily by expenses related to the OrthoTec vs. Surgiview legal matter and $5.6 million of expenses associated with the restructuring of the Company’s French operations. When operating expenses are adjusted for these and other non-GAAP adjustments, total operating expense would be $36.4 million, or 68.7% of revenue, which is an increase of $0.3 million over 2012.

As announced earlier today, the Company has reached a settlement with OrthoTec, LLC regarding the OrthoTec, LLC vs. Surgiview S.A.S. legal matter. As a result of this settlement, the Company recorded the following expenses in the fourth quarter of 2013: a non-recurring expense of $46 million associated with the settlement and $3.7 million of trial-related litigation expenses incurred during the fourth quarter.

GAAP net loss for the fourth quarter of 2013 was $60.4 million or ($0.62) per share (basic and diluted), compared to a net loss of $5.4 million, or ($0.06) per share (basic and diluted) for the fourth quarter of 2012. Non-GAAP EPS, when adjusted for the expense items related to the OrthoTec vs. Surgiview legal matter discussed previously, as well as expenses associated with the ongoing restructuring of the Company’s French operations, is ($0.02) per share (basic and diluted), compared to ($0.01) per share (basic and diluted) for the fourth quarter of 2012.

Adjusted EBITDA in the fourth quarter of 2013 was $7.5 million, or 14.1% of revenues, compared to $5.0 million, or 9.4% of revenues reported in the fourth quarter of 2012. Fourth quarter 2013 adjusted EBITDA represents

-more-

net income excluding effects of interest, taxes, depreciation, amortization, stock-based compensation and the following items: a non-recurring expense of $46.0 million associated with the settlement of the OrthoTec vs. Surgiview litigation, $3.7 million in trial-related litigation expenses and $6.3 million of expenses related to restructuring of the Company’s French operations. Please refer to the table, “Alphatec Holdings, Inc. Reconciliation of Non-GAAP Financial Measures” that follows for more detailed information.

Cash and cash equivalents were $21.3 million at December 31, 2013, compared to $22.2 million reported at December 31, 2012.

Year Ended December 31, 2013

Consolidated net revenues for full year 2013 were $204.7 million, representing growth of 4.3%, compared to $196.3 million reported for full year 2012, or up 7.3% on a constant currency basis.

U.S. net revenues for full year 2013 were $135.0 million, representing growth of 3.4%, compared to $130.5 million reported for full year 2012. Excluding revenue contributions from PureGen, U.S. net revenues grew 8.3% over 2012. The increase in U.S. net revenues was driven by continued growth in unit volumes with our core hospital business as well as growing adoption of products across our portfolio.

International net revenues full year 2013 were $69.8 million, representing growth of 6% compared to $65.8 million for full year 2012, or 15% on a constant currency basis. International sales growth continues to be driven by strong sales in Japan as well as expansion within Latin America and China offset by continued currency conversion impact.

Gross profit and gross margin for full year 2013 were $124.3 million and 60.7%, respectively, compared to $123.8 million and 63.1%, respectively, for full year 2012. When gross profit and gross margin for the full year 2013 are adjusted for non-recurring COGS adjustments related to PureGen, as well as COGS-related expenses incurred as a result of the restructuring of the Company’s French operations, gross profit and gross margin would be $133.5 million and 65.2%, respectively.

Total operating expenses for full year 2013 were $197.8 million, reflecting an increase of approximately $64.2 million compared to full year 2012. This variance is primarily driven by the non-recurring expenses related to the OrthoTec vs. Surgiview legal matter outlined previously, as well as approximately $9.7 million of expenses related to the French restructuring. When operating expenses are adjusted for these expenses and other non-GAAP adjustments, total operating expense would be $137.8 million, or 67.3% of revenue.

GAAP net loss for full year 2013 was $82.2 million or ($0.85) per share (basic and diluted), compared to a net loss of $15.5 million, or ($0.17) per share (basic and diluted) for full year 2012. Non-GAAP EPS, when adjusted for the expense items related to the OrthoTec vs. Surgiview legal matter discussed previously, as well as expenses associated with the ongoing restructuring of the Company’s French operations, is ($0.02) per share (basic and diluted), compared to ($0.01) per share (basic and diluted) for full year 2012.

Adjusted EBITDA for full year 2013 was $25.2 million, or 12.3% of revenues, compared to $19.9 million, or 10.1% of revenues reported for full year 2012. Full year 2013 adjusted EBITDA represents net income excluding effects of interest, taxes, depreciation, amortization, stock-based compensation and the following items: a non-recurring expense of $46.0 million associated with the settlement of the OrthoTec vs. Surgiview litigation, $3.7 million in trial-related litigation expenses and $15.3 million of expenses related to restructuring of the Company’s French operations. Please refer to the table, “Alphatec Holdings, Inc. Reconciliation of Non-GAAP Financial Measures” that follows for more detailed information.

-more-

2014 Financial Guidance

The Company anticipates annual 2014 revenues of $208 million to $215 million, representing approximately 1.6% to 5% growth over 2013, or 4.5% to 8.0% when adjusted for prior year contributions associated with sales in France. Additionally, the Company expects annual adjusted EBITDA of $30 million to $33 million in 2014, representing 19% to 31% growth over 2013, and representing approximately 14.4% to 15.3% of annual revenue. Adjusted EBITDA guidance assumes that there are no further ongoing litigation expenses associated with the OrthoTec vs. Surgiview legal matter.

Conference Call

Alphatec Spine will webcast its Quarterly Update Call today at 5:00 p.m. EDT / 2:00 p.m. PDT. Les Cross, Alphatec’s Chairman and CEO will lead the call. During the call the Company plans to provide further details underlying its third quarter 2013 financial results.

To access the webcast, please log on to www.alphatecspine.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the internet, the live call may be accessed by phone by calling toll-free (877) 556-5251 (U.S. / Canada) or (720) 545-0036 (international), participant passcode number 59336789. A replay of the call will also be available on the investor relations section of Alphatec Spine’s website for at least 30 days.

Alphatec expects to file a Form 12b-25 (Notification of Late Filing) with the United States Securities and Exchange Commission today, as it is anticipating filing its report on Form 10-K for the year ended December 31, 2013 no later than April 1, 2014, which is after the required filing date of March 17, 2014.

Non-GAAP Information

Alphatec Spine reports certain non-GAAP financial measures such as non-GAAP earnings and earnings per share, adjusted for effects of amortization and other non-recurring or expense items, such as loss on extinguishment of debt, restructuring expenses and transaction-related expenses. Adjusted EBITDA included in this press release is a non-GAAP financial measure that represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation expenses, and other non-recurring income or expense items, such as severance expense, litigation expenses, damages associated with ongoing litigation and transaction-related expenses. The Company believes that non-GAAP adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of continuing operating performance, and a base-line for assessing the future earnings potential of the Company. For completeness, Management uses non-GAAP adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. These non-GAPP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Included below are reconciliations of the non-GAAP financial measures to the comparable GAAP financial measure.

About Alphatec Spine

Alphatec Spine, Inc., a wholly owned subsidiary of Alphatec Holdings, Inc., is a medical device company that designs, develops, manufactures and markets physician-inspired products and solutions for the treatment of spinal disorders associated with trauma, congenital deformities, disease and degeneration. The Company’s mission is to combine innovative surgical solutions with world-class customer service to improve outcomes and patient quality of life. The Company and its affiliates market products in the U.S. and in over 50 countries internationally via a direct sales force and independent distributors.

-more-

Additional information can be found at www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include the eferences to Alphatec Spine’s 2014 revenue, guidance and 2014 adjusted EBITDA guidance; the success of the Company to achieve the gross margin, profitability and adjusted EBITDA improvements of the French restructuring in the anticipated timeframes including an increase in EBITDA of $6 to $7 million on an annualized basis in the second half of 2014; the success of the Company’s initiatives to drive global sales growth, increase margins and increase operating efficiencies. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline; the uncertainties regarding the ability to successfully license or acquire new products, and the commercial success of such products; failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, including the Alphatec Solus, Zodiac DVR, Profuse, Illico MIS and NeXoss products discussed in this press release; failure to successfully implement streamlining activities to create anticipated savings; failure to obtain FDA clearance or approval or international regulatory approvals for new products, including the products discussed in this press release, or unexpected or prolonged delays in the process; continuation of favorable third party payor reimbursement for procedures performed using the Company’s products; unanticipated expenses or liabilities or other adverse events affecting cash flow or the Company’s ability to successfully control its costs or achieve profitability; uncertainty of additional funding; the Company’s ability to compete with other competing products and with emerging new technologies; product liability exposure; an unsuccessful outcome in any material litigation in which the Company is a defendant; patent infringement claims and claims related to the Company’s intellectual property. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including its Annual Report Form 10-K for the year ended December 31, 2012, filed on March 4, 2013 with the Securities and Exchange Commission, as well as other filings on Form 10-Q and periodic filings on Form 8-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

CONTACT: Investor/Media Contact:

Christine Zedelmayer

Investor Relations

Alphatec Spine, Inc.

(760) 494-6610

czedelmayer@alphatecspine.com

-more-

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues	$53,065	$52,743	$204,724	$196,278
Cost of revenues	17,366	19,988	78,669	70,761
Amortization of acquired intangible assets	444	635	1,733	1,749

Total cost of revenues	17,810	20,623	80,402	72,510

Gross profit	35,255	32,120	124,322	123,768
Operating expenses:
Research and development	3,814	3,883	14,190	14,886
In-process research and development	—	341	—	341
Sales and marketing	21,156	19,334	76,960	75,177
General and administrative	13,931	11,226	47,949	39,939
Amortization of acquired intangible assets	754	605	3,009	2,180
Transaction related costs	—	719	—	1,082
Litigation settlement	45,982	—	45,982	—
Restructuring expenses	5,620	—	9,665	—

Total operating expenses	91,257	36,108	197,755	133,605

Operating loss	(56,002)	(3,988)	(73,433)	(9,837)
Interest and other income (expense), net	(2,109)	(1,767)	(5,615)	(6,781)

Loss from continuing operations before taxes	(58,111)	(5,755)	(79,047)	(16,618)
Income tax provision (benefit)	2,296	(400)	3,179	(1,159)

Net loss	$(60,407)	$(5,355)	$(82,227)	$(15,459)

Net loss per common share:
Basic and diluted net loss per share	$(0.62)	$(0.06)	$(0.85)	$(0.17)

Weighted-average shares - basic and diluted	96,793	93,209	96,235	90,218

-more-

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands - unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$21,345	$22,241
Accounts receivable, net	41,395	41,012
Inventories, net	41,939	49,855
Prepaid expenses and other current assets	7,694	5,953
Deferred income tax assets	1,372	2,991

Total current assets	113,745	122,052
Property and equipment, net	28,030	30,403
Goodwill	183,004	180,838
Intangibles, net	39,064	46,856
Other assets	1,787	1,978

Total assets	$365,630	$382,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,790	$15,237
Accrued expenses	62,996	38,490
Deferred revenue	1,009	1,361
Current portion of long-term debt	4,924	1,700

Total current liabilities	79,719	56,788
Total long term liabilities	90,632	55,920
Redeemable preferred stock	23,603	23,603
Stockholders’ equity	171,676	245,816

Total liabilities and stockholders’ equity	$365,630	$382,127

-more-

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share amounts - unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating loss, as reported	$(56,002)	$(3,988)	$(73,433)	$(9,837)
Add back:
Depreciation	3,786	3,647	14,638	14,184
Amortization of intangible assets	1,330	1,481	6,898	5,679
Amortization of acquired intangible assets	1,197	1,241	4,741	3,929

Total EBITDA	(49,689)	2,381	(47,156)	13,955
Add back significant items:
Stock-based compensation	1,246	1,330	4,078	3,540
In-process research and development	—	341	—	341
Acquisition-related inventory step-up	—	191	—	191
Transaction related expenses	—	718	—	1,082
Litigation settlement and trial costs	49,657	—	49,657	—
Restructuring and other charges	6,282	—	18,603	794

EBITDA, as adjusted for significant items	$7,496	$4,961	$25,182	$19,903

Net loss, as reported	$(60,407)	$(5,355)	$(82,227)	$(15,459)
Add back:
In-process research and development	—	341	—	341
Amortization of acquired intangible assets	1,197	1,241	4,741	3,929
Amortization of intangible assets	1,330	1,481	6,898	5,679
Loss on extinguishment of debt	—	—	—	2,910
Acquisition-related inventory step-up	—	191	—	191
Transaction related expenses	—	718	—	1,082
Litigation settlement and trial costs	49,657	—	49,657	—
Restructuring and other charges	6,282	—	18,603	794

Net loss, as adjusted for significant items	$(1,941)	$(1,383)	$(2,328)	$(533)

Net loss per common share - basic and diluted	$(0.62)	$(0.06)	$(0.85)	$(0.17)
Add back:
In-process research and development	—	0.00	—	0.00
Amortization of acquired intangible assets	0.01	0.01	0.05	0.04
Amortization of intangible assets	0.01	0.02	0.07	0.06
Loss on extinguishment of debt	—	—	—	0.03
Acquisition-related inventory step-up	—	0.00	—	0.00
Transaction related expense	—	0.01	—	0.01
Litigation settlement and trial costs	0.51	—	0.52	—
Restructuring and other charges	0.06	—	0.19	0.01

Net loss per common share - basic and diluted, as adjusted for significant items	$(0.02)	$(0.01)	$(0.02)	$(0.01)

Weighted-average shares - basic and diluted	96,793	93,209	96,235	90,218

-tables to follow-

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF GEOGRAPHIC SEGMENT REVENUES AND GROSS PROFIT

(in thousands, except percentages -unaudited)

	Three Months Ended December 31,		% Change As Reported	% Change Operations	% Change Foreign Currency
	2013	2012
Revenues by geographic segment
U.S.	$35,702	$34,046	4.9%	4.9%	0.0%
International	17,363	18,697	-7.1%	0.8%	-7.9%

Total revenues	$53,065	$52,743	0.6%	3.4%	-2.8%

Gross profit by geographic segment
U.S.	$26,563	$22,575
International	8,692	9,545

Total gross profit	$35,255	$32,120

Gross profit margin by geographic segment
U.S.	74.4%	66.3%
International	50.1%	51.1%

Total gross profit margin	66.4%	60.9%

	Three Months Ended December 31,		% Change As Reported	% Change Operations	% Change Foreign Currency
	2013	2012
Revenues by geographic segment
U.S.	$134,951	$130,476	3.4%	3.4%	0.0%
International	69,773	65,802	6.0%	15.0%	-9.0%

Total revenues	$204,724	$196,278	4.3%	7.3%	-3.0%

Gross profit by geographic segment
U.S.	$91,341	$89,360
International	32,981	34,408

Total gross profit	$124,322	$123,768

Gross profit margin by geographic segment
U.S.	67.7%	68.5%
International	47.3%	52.3%

Total gross profit margin	60.7%	63.1%

Footnotes:

1)	The impact from foreign currency represents the percentage change in 2013 revenues due to the change in foreign exchange rates for the periods presented.

-tables to follow-

ALPHATEC HOLDINGS, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts - unaudited)

	Three Months Ended December 31, 2013
	GAAP	Non-GAAP Adjustments		Non-GAAP
Revenues	$53,065	$—		$53,065
Cost of revenues	17,366	(1,131	)(a)	16,235
Amortization of acquired intangible assets	444	—		444

Total cost of revenues	17,810	(1,131)		16,679

Gross profit	35,255	1,131		36,386
	66.4%			68.6%
Operating expenses:
Research and development	3,814	—		3,814
Sales and marketing	21,156	—		21,156
General and administrative	13,931	(3,206	)(b)	10,725
Amortization of acquired intangible assets	754	0		754
Litigation settlement	45,982	(45,982	)(c)	—
Restructuring expenses	5,620	(5,620	)(d)	—

Total operating expenses	91,257	(54,808)		36,449

Operating loss	(56,002)	55,939		(63)
Interest and other income (expense), net	(2,109)	0		(2,109)

Loss from continuing operations before taxes	(58,111)	55,939		(2,171)
Income tax provision	2,296	—		2,296

Net loss	$(60,407)	$55,939		$(4,468)

	Year Ended December 31, 2013
	GAAP	Non-GAAP Adjustments		Non-GAAP
Revenues	$204,724	$—		$204,724
Cost of revenues	78,669	(9,176	)(a)(e)	69,493
Amortization of acquired intangible assets	1,733	—		1,733

Total cost of revenues	80,402	(9,176)		71,226

Gross profit	124,322	9,176		133,498
	60.7%			65.2%
Operating expenses:
Research and development	14,190	(162	)(f)	14,028
Sales and marketing	76,960	—		76,960
General and administrative	47,949	(4,168	)(b)(g)	43,781
Amortization of acquired intangible assets	3,009	—		3,009
Litigation settlement	45,982	(45,982	)(c)	—
Restructuring expenses	9,665	(9,665	)(d)	—

Total operating expenses	197,755	(59,977)		137,778

Operating loss	(73,433)	69,153		(4,280)
Interest and other income (expense), net	(5,615)	—		(5,615)

Loss from continuing operations before taxes	(79,047)	69,153		(9,894)
Income tax provision	3,179	—		3,179

Net loss	$(82,227)	$69,153		$(13,074)

Notes:
(a)	Record inventory and instrument net book value adjustment and other costs of $1.1 million and $5.6 million for the three months and year ended December 31, 2013, respectively, related to the restructuring of the Company’s French operations.
(b)	Amount consists of Orthotec litigation trial related costs of $3.7 million, partially offset by Phygen related escrow claim.
(c)	Litigation settlement related to the Orthotec litigation.
(d)	Employee severance and facility closing costs accrued for the restructuring of the Company’s French operations.
(e)	Includes write-off of inventory and intangibles of $3.5 million related to the Company’s Puregen product.
(f)	Expense related to research and development technology.
(g)	Amount includes Phygen related acquisition costs of $0.4 million.